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                                   EXHIBIT 11

                  BLIMPIE INTERNATIONAL, INC. AND SUBSIDIARIES

COMPUTATION OF PER COMMON SHARE EARNINGS

----------------------------------------------------------------------------------
                                                   Year Ended June 30,
                                           1997            1996            1995
----------------------------------------------------------------------------------
Net income applicable to
  Common shares                         $3,277,994      $4,040,275      $2,339,916
                                        ==========      ==========      ==========
Primary
-------
  Weighted average number
   Of primary common shares
   Outstanding                           9,517,462       9,372,447       8,573,797

  Incremental shares for
   Stock options and warrants              240,474         132,537         218,532
                                        ----------      ----------      ----------
  Total number of shares used
   In per share calculations             9,757,936       9,504,984       8,792,329
                                        ==========      ==========      ==========

  Primary Earnings per common share          $0.34           $0.43           $0.27
                                             =====           =====           =====

Fully diluted
-------------
  Weighted average number
   Of primary common shares
   Outstanding                           9,757,936       9,372,447       8,573,797

  Increase to assume conversion
   Of options and warrants to reflect
   Maximum dilution effect                   --            364,961         247,755
                                        ----------      ----------      ----------
  Total                                  9,757,936       9,737,408       8,821,552
                                        ==========      ==========      ==========

  Fully diluted earnings
   per common share                          $0.34           $0.41           $0.27
                                             =====           =====           =====



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